EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FSI International, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-30675, 333-50991, 333-96275, 333-61164, 333-104088, 333-113735, 333-122729, 333-149852, 333-158517, and 333-165955) and on Form S-3 (Nos. 333-86148 and 333-165785) of FSI International, Inc. of our report dated November 3, 2010, with respect to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 28, 2010 and August 29, 2009 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the three-year period ended August 28, 2010, and the effectiveness of internal control over financial reporting as of August 28, 2010, which report appears in the August 28, 2010 annual report on Form 10-K of FSI International, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
November 3, 2010